Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results and Declares Special Dividend

•	Net earnings per share of $3.13 in the fourth quarter; full year net earnings per share of $10.05

•	Core net operating earnings per share of $2.84 in the fourth quarter; full year core net operating earnings per share of $10.56

•	Full year 2023 ROE of 18.8%; 2023 core operating ROE of 19.8%

•	Specialty Property & Casualty fourth quarter calendar year combined ratio of 87.7%

•	Full year total capital returned to shareholders approximately $900 million, includes $466 million ($5.50 per share) in special dividends

•	Special cash dividend of $2.50 per share declared; payable February 28, 2024

CINCINNATI – February 6, 2024 – American Financial Group, Inc. (NYSE: AFG) today reported 2023 fourth quarter net earnings of $263 million ($3.13 per share) compared to $276 million ($3.24 per share) in the 2022 fourth quarter. Net earnings for the 2023 fourth quarter included net after-tax non-core realized gains of $25 million ($0.29 per share). By comparison, net earnings for the 2022 fourth quarter included net after-tax non-core realized gains of $21 million ($0.25 per share). Net earnings for the full year of 2023 were $10.05 per share, compared to $10.53 per share in 2022. Other details may be found in the table on the following page.

Core net operating earnings were $238 million ($2.84 per share) for the 2023 fourth quarter, compared to $255 million ($2.99 per share) in the 2022 fourth quarter. The year-over-year decrease reflects lower returns in AFG’s alternative investment portfolio. Additional details for the 2023 and 2022 fourth quarters may be found in the table below.

	Three Months Ended December 31,
Components of Pretax Core Operating Earnings	2023	2022	2023	2022	2023	2022
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$352	$335	$5	$28	$357	$363
Other expenses	(34)	(25)	—	—	(34)	(25)
Holding company interest expense	(19)	(20)	—	—	(19)	(20)

Pretax Core Operating Earnings	299	290	5	28	304	318
Related provision for income taxes	65	57	1	6	66	63

Core Net Operating Earnings	$234	$233	$4	$22	$238	$255

Core Operating Earnings Per Share	$2.79	$2.73	$0.05	$0.26	$2.84	$2.99
Weighted Avg Diluted Shares Outstanding	83.8	85.3	83.8	85.3	83.8	85.3

AFG’s book value per share was $50.91 at December 31, 2023. AFG paid cash dividends of $2.21 per share during the fourth quarter – which included a $1.50 per share special dividend paid in November – and repurchased $60 million of its common stock at an average price per share of $110.23. For the three months ended December 31, 2023, AFG’s growth in book value per share plus dividends was 12.3%. For the twelve months ended December 31, 2023, AFG’s book value per share plus dividends increased by 24.1%. For the full year, share repurchases totaled $213 million. Return on equity was 18.8% and 19.2% for the full years of 2023 and 2022, respectively, and is calculated based on a five-quarter average of ending shareholders’ equity, excluding AOCI.

Adjusted book value per share, which excludes unrealized gains (losses) related to fixed maturities, was $54.54 per share at December 31, 2023. For the three months ended December 31, 2023, AFG’s growth in adjusted book value per share plus dividends was 5.3%. For the twelve months ended December 31, 2023, AFG’s growth in adjusted book value per share plus dividends was 16.6%. Core operating return on equity was 19.8% and 21.2% for the full years of 2023 and 2022, respectively and is calculated based on a five-quarter average of ending shareholders’ equity, excluding AOCI.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Components of net earnings:
Core operating earnings before income taxes	$304	$318	$1,127	$1,248
Pretax non-core items:
Realized gains (losses)	31	27	(40)	(116)
Gain (loss) on retirement of debt	—	1	1	(9)
Special A&E charges	—	—	(15)	—

Earnings before income taxes	335	346	1,073	1,123
Provision (credit) for income taxes:
Core operating earnings	66	63	232	255
Non-core items	6	7	(11)	(30)

Total provision for income taxes	72	70	221	225

Net earnings	$263	$276	$852	$898

Net earnings:
Core net operating earnings(a)	$238	$255	$895	$993
Non-core items:
Realized gains (losses)	25	21	(32)	(92)
Gain (loss) on retirement of debt	—	—	1	(7)
Special A&E charges	—	—	(12)	—
Other	—	—	—	4

Net earnings	$263	$276	$852	$898

Components of earnings per share:
Core net operating earnings(a)	$2.84	$2.99	$10.56	$11.63
Non-core Items:
Realized gains (losses)	0.29	0.25	(0.37)	(1.06)
Gain (loss) on retirement of debt	—	—	0.01	(0.09)
Special A&E Charges	—	—	(0.15)	—
Other	—	—	—	0.05

Diluted net earnings per share	$3.13	$3.24	$10.05	$10.53

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are very pleased with our strong performance in the 2023 fourth quarter and full year. In addition to producing an annual core operating return on equity of nearly 20%, net written premiums grew by 8% during the year. Excellent underwriting results, strong investment performance and effective capital management enable us to continue to create long-term value for our shareholders. We are thankful for our talented insurance and investment professionals, who have positioned us well as we enter 2024.”

Messrs. Lindner continued: “AFG continued to have significant excess capital at December 31, 2023. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Over the past year, we increased our quarterly dividend by 12.7% and paid special dividends of $5.50 per share. Growth in adjusted book value plus dividends was a very strong 16.6% during 2023.”

The Company also announced today that its Board of Directors declared a special cash dividend of $2.50 per share of American Financial Group common stock. The dividend is payable on February 28, 2024, to shareholders of record on February 16, 2024. The aggregate amount of this special dividend will be approximately $210 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.71 per share most recently paid on January 25, 2024.

For many years, AFG has established a range of core net operating earnings per share guidance for the new year and provided various other guidance measures as part of its fourth quarter earnings release. After reviewing industry and peer practices and following a number of discussions with analysts and shareholders, we have decided that beginning in 2024, we will cease providing guidance. Our focus has always been on long-term shareholder value creation by generating strong returns on equity that grow book value per share and we believe that this change aligns with that focus.

As we continue to evaluate our disclosures going forward, for 2024 we expect that performance in line with the assumptions underlying our 2024 business plan would result in core operating earnings per share of approximately $11.00 and generate a core operating return on equity excluding AOCI of approximately 20%. These assumptions include 8% growth in net written premiums compared to 2023, a similar combined ratio to the strong result in 2023, a reinvestment rate of approximately 5.5%, and a return of approximately 6% on our $2.4 billion portfolio of alternative investments.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a very strong 87.7% combined ratio in the fourth quarter of 2023, 1.1 points higher than the 86.6% reported in the prior year. Fourth quarter results include 1.4 points related to catastrophe losses, compared to 0.9 points in the 2022 fourth quarter. Fourth quarter 2023 results benefited from 3.3 points of favorable prior year reserve development, compared to 3.6 points in the fourth quarter of 2022. Underwriting profit was $212 million for the 2023 fourth quarter compared to $217 million in the fourth quarter of 2022. Lower year-over-year underwriting profit in our Specialty Casualty and Property and Transportation Groups was partially offset by higher underwriting profit in our Specialty Financial Group.

Fourth quarter 2023 gross and net written premiums were both up 8% when compared to the same period in 2022. Year-over-year growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures and a good renewal rate environment. Gross and net written premiums increased 7% and 8%, respectively, for the full year in 2023 and established new records for premium production for AFG.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 7% for the quarter, in line with renewal rates in the previous quarter. Including workers’ compensation, renewal rates were up approximately 6% overall, a point higher than the previous quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $67 million in the fourth quarter of 2023, compared to $68 million in the comparable prior year period. Below average underwriting profitability in our crop insurance operations was largely offset by higher year-over year underwriting profits in our property & inland marine and our non-crop agricultural businesses. Catastrophe losses in this group were $5 million in the fourth quarter of 2023, compared to $7 million in the prior year period. The businesses in the Property and Transportation Group achieved a 90.3% calendar year combined ratio overall in the fourth quarter, in line with the 90.0% achieved in the comparable period in 2022. Excluding crop, the fourth quarter calendar year combined ratio in this group improved three points year-over-year.

Fourth quarter 2023 gross and net written premiums in this group were up 4% and 1%, respectively, when compared to the 2022 fourth quarter, due primarily to slightly higher crop premium related to the CRS acquisition, which was partially offset by the timing of renewals in several of our transportation businesses. Overall renewal rates in this group increased 7% on average for the fourth quarter of 2023, a point higher than the previous quarter. Pricing for the full year for this group was up 6% overall.

The Specialty Casualty Group reported an underwriting profit of $114 million in the 2023 fourth quarter compared to $128 million in the comparable 2022 period. Higher year-over-year underwriting profits in our workers’ compensation and executive liability businesses were more than offset by lower underwriting profit in our excess and surplus lines business. Catastrophe losses for this group were $8 million and $7 million in the fourth quarters of 2023 and 2022, respectively. The businesses in the Specialty Casualty Group achieved an exceptionally strong 84.6% calendar year combined ratio overall in the fourth quarter, 3.3 points higher than the 81.3% reported in the comparable period in 2022.

Fourth quarter 2023 gross and net written premiums increased 6% and 7%, respectively, when compared to the same prior year period. New business opportunities and increased exposures in our excess & surplus lines operations and increased exposures from payroll growth in our workers’ compensation businesses led to higher year-over-year premiums, with nearly all of the businesses in this group reporting growth during the quarter. This growth was partially offset by lower premiums in our D&O businesses. Excluding workers’ compensation, renewal pricing for this group was up 7% in the fourth quarter and was up 4% overall, with both measures down about 1% from the renewal pricing in the previous quarter. Pricing for this group for the full year, excluding workers’ compensation, was up 6%, and up 4% overall.

The Specialty Financial Group reported an underwriting profit of $45 million in the fourth quarter of 2023, compared to $33 million in the fourth quarter of 2022, primarily as a result of higher underwriting profit in our financial institutions business. Catastrophe losses for this group were $4 million in the fourth quarter of 2023, compared to a favorable impact of $3 million in the fourth quarter of 2022 that resulted from adjusted reinstatement premiums related to Hurricane Ian. This group continued to achieve excellent underwriting margins and reported an outstanding 81.3% combined ratio for the fourth quarter of 2023, an improvement of 1.8 points over the prior year period.

Gross and net written premiums increased by 27% and 26%, respectively, in the 2023 fourth quarter when compared to the same 2022 period. While nearly all businesses in this group reported year-over-year growth, our financial institutions business was the primary driver of the higher premiums. Renewal pricing in this group was up 9% in the fourth quarter, accelerating four points from the previous quarter. Renewal pricing in this group was up 5% for the full year of 2023.

Carl Lindner III stated, “Our specialty P&C businesses closed out 2023 on a strong note. Underwriting margins continue to be very good, and we are seeing opportunities to grow our Specialty P&C businesses through increasing exposures, new opportunities, and a continued favorable pricing environment. Nearly all the businesses in our diversified Specialty P&C portfolio continue to meet or exceed targeted returns, and we set new records for premium production in 2023.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended December 31, 2023, property and casualty net investment income was approximately 1% higher than the comparable 2022 period. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended December 31, 2023, increased 19% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 0.8% for the 2023 fourth quarter compared to 5.3% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag.

For the twelve months ended December 31, 2023, P&C net investment income was approximately 7% higher than the comparable 2022 period. The return on alternative investments was 7.0% for 2023 compared to 13.2% earned on P&C alternative investments in 2022. Excluding alternative investments, net investment income in our property and casualty insurance operations for 2023 increased 35% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. The average annual return on alternative investments over the five calendar years ended December 31, 2023, was approximately 13%.

Non-Core Net Realized Gains (Losses) – AFG recorded fourth quarter 2023 net realized gains of $25 million ($0.29 per share) after tax, which included $22 million ($0.26 per share) in after-tax net gains to adjust equity securities that the Company continued to own at December 31, 2023, to fair value. AFG recorded net realized gains of $21 million ($0.25 per share) after tax in the comparable 2022 period.

After-tax unrealized losses related to fixed maturities were $304 million at December 31, 2023. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2023 fourth quarter and full year results at 11:30 a.m. (ET) tomorrow, Wednesday, February 7, 2024. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President - Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2024-04

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues
P&C insurance net earned premiums	$1,732	$1,623	$6,531	$6,085
Net investment income	159	168	742	717
Realized gains (losses)	31	27	(40)	(116)
Income of managed investment entities:
Investment income	100	93	421	268
Gain (loss) on change in fair value of assets/liabilities	15	(6)	27	(31)
Other income	46	24	146	117

Total revenues	2,083	1,929	7,827	7,040
Costs and expenses
P&C insurance losses & expenses	1,549	1,413	5,968	5,347
Interest charges on borrowed money	19	20	76	85
Expenses of managed investment entities	102	82	405	230
Other expenses	78	68	305	255

Total costs and expenses	1,748	1,583	6,754	5,917

Earnings before income taxes	335	346	1,073	1,123
Provision for income taxes	72	70	221	225

Net earnings	$263	$276	$852	$898

Diluted earnings per common share	$3.13	$3.24	$10.05	$10.53

Average number of diluted shares	83.8	85.3	84.8	85.3

Selected Balance Sheet Data:	December 31, 2023	December 31, 2022
Total cash and investments	$15,263	$14,512
Long-term debt	$1,475	$1,496
Shareholders’ equity(b)	$4,258	$4,052
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,562	$4,578
Book value per share(b)	$50.91	$47.56
Book value per share (excluding unrealized gains/losses related to fixed maturities)(b)	$54.54	$53.73
Common Shares Outstanding	83.6	85.2

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct.	Twelve months ended December 31,		Pct.
	2023	2022	Change	2023	2022	Change
Gross written premiums	$1,992	$1,845	8%	$9,656	$9,057	7%

Net written premiums	$1,445	$1,338	8%	$6,692	$6,206	8%

Ratios (GAAP):
Loss & LAE ratio	60.7%	60.8%		61.5%	59.6%
Underwriting expense ratio	27.0%	25.8%		28.8%	27.6%

Specialty Combined Ratio	87.7%	86.6%		90.3%	87.2%

Combined Ratio – P&C Segment	87.8%	86.5%		90.4%	87.3%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$623	$601	4%	$4,146	$4,060	2%
Specialty Casualty	1,069	1,007	6%	4,368	4,115	6%
Specialty Financial	300	237	27%	1,142	882	29%

	$1,992	$1,845	8%	$9,656	$9,057	7%

Net Written Premiums:
Property & Transportation	$426	$423	1%	$2,551	$2,515	1%
Specialty Casualty	700	655	7%	2,944	2,728	8%
Specialty Financial	250	199	26%	935	711	32%
Other	69	61	13%	262	252	4%

	$1,445	$1,338	8%	$6,692	$6,206	8%

Combined Ratio (GAAP):
Property & Transportation	90.3%	90.0%		92.8%	91.7%
Specialty Casualty	84.6%	81.3%		87.0%	81.2%
Specialty Financial	81.3%	83.1%		87.3%	83.7%
Aggregate Specialty Group	87.7%	86.6%		90.3%	87.2%

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(12)	$(13)	$(84)	$(92)
Specialty Casualty	(37)	(50)	(110)	(190)
Specialty Financial	(8)	(8)	(32)	(47)
Other Specialty	—	13	—	40

Specialty Group	(57)	(58)	(226)	(289)
Other	1	(1)	2	4

Total Reserve Development	$(56)	$(59)	$(224)	$(285)

Points on Combined Ratio:
Property & Transportation	(1.8)	(1.8)	(3.3)	(3.7)
Specialty Casualty	(5.0)	(7.3)	(3.8)	(7.2)
Specialty Financial	(3.4)	(4.1)	(3.7)	(6.8)
Aggregate Specialty Group	(3.3)	(3.6)	(3.4)	(4.7)
Total P&C Segment	(3.2)	(3.6)	(3.4)	(4.7)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Core Operating Earnings before Income Taxes:
P&C insurance segment	$357	$363	$1,304	$1,419
Interest and other corporate expenses	(53)	(45)	(177)	(171)

Core operating earnings before income taxes	304	318	1,127	1,248
Related income taxes	66	63	232	255

Core net operating earnings	$238	$255	$895	$993

b)

Shareholders’ Equity at December 31, 2023, includes $304 million ($3.63 per share) in unrealized after-tax losses related to fixed maturities compared to $526 million ($6.17 per share) in unrealized after-tax losses related to fixed maturities at December 31, 2022.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.